Exhibit 107

Calculation of Filing Fee Tables

F-1

Blue Hat Interactive Entertainment Technology

Table 1: Newly Registered and Carry Forward Securities	☐ Not Applicable

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, par value $0.0000001 per share or Pre-funded Warrants to purchase Ordinary Shares(1)(2)(3)(4)	457	(o)			$9,200,000.00	0.0001381	$1,270.52
2	Equity	Warrants to purchase Ordinary Shares(5)	Other					0.0001381	$0.00
3	Equity	Ordinary Shares issuable upon exercise of the Warrants(6)	Other				$9,200,000.00	0.0001381	$1,270.52
4	Equity	Ordinary Shares issuable upon exercise of the Pre-funded Warrants(7)(8)	Other					0.0001381	$0.00
Total Offering Amounts:							$18,400,000.00		$2,541.04
Total Fees Previously Paid:									$0.00
Total Fee Offsets:									$0.00
Net Fee Due:									$2,541.04

Offering Note

1	(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the U.S. Securities Act of 1933, as amended (the ‘Securities Act’). Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued or resold to prevent dilution as a result of stock splits, stock dividends, recapitalizations, combinations, or similar transactions. (2) In accordance with Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby. (3) The proposed maximum aggregate offering price of the Ordinary Shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the Ordinary Shares and pre-funded warrants (including the Ordinary Shares issuable upon exercise of the pre-funded warrants) if any, is $9,200,000.00, based on a $8,000,000.00 base offering size and a 15% overallotment option. (4) The registrant may issue pre-funded warrants to purchase Ordinary Shares in the offering. The purchase price of each unit including a pre-funded warrant will equal the price per Unit including one Ordinary Share, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per Ordinary Share.

2	(5) In accordance with Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.

3	(6) Based on an assumed per-share exercise price for the Warrants of 100% of the public offering price per unit in this offering.

4	(7) The proposed maximum aggregate offering price of the Ordinary Shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the Ordinary Shares and pre-funded warrants (including the Ordinary Shares issuable upon exercise of the pre-funded warrants) if any, is $9,200,000.00. (8) The registrant may issue pre-funded warrants to purchase Ordinary Shares in the offering. The purchase price of each unit including a pre-funded warrant will equal the price per Unit including one Ordinary Share, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per Ordinary Share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable

Table 3: Combined Prospectuses	☑Not Applicable